Exhibit 99.1

For Immediate Release

Ignite Restaurant Group Announces Preliminary Fourth Quarter 2013 Revenues

-Ignite to Present at the 16th Annual ICR XChange Investor Conference on January 14, 2014-

Houston, TX—(BUSINESS WIRE) — January 13, 2014 — Ignite Restaurant Group (NASDAQ: IRG) today announced preliminary, unaudited revenue results for the fourth quarter and full year ended December 30, 2013.

Preliminary unaudited revenues and comparable sales by brand for the fourth quarter and full year ended December 30, 2013 were as follows (in millions, except percent data):

	Revenues — 13 weeks ended
	December 30, 2013	December 31, 2012(2)	Increase	Comparable Sales
Joe’s Crab Shack	83.6	77.4	8.0%	1.9%
Romano’s Macaroni Grill(1)	88.1	N/A	N/A	(9.0)%
Brick House Tavern + Tap	15.0	11.5	30.4%	6.6%
Ignite Restaurant Group	186.7	88.9	110.0. %	(3.9)%

	Revenues — 52 weeks ended
	December 30, 2013	December 31, 2012	Increase	Comparable Sales
Joe’s Crab Shack	447.8	418.9	6.9%	1.0%
Romano’s Macaroni Grill(1)	261.5	N/A	N/A	(6.5)%
Brick House Tavern + Tap	51.4	46.2	11.3%	5.3%
Ignite Restaurant Group	760.7	465.1	63.6%	(1.8)%

(1)         Ignite Restaurant Group acquired Romano’s Macaroni Grill on April 9, 2013.

(2)         Beginning with the first quarter of fiscal 2013, the Company adjusted its quarterly reporting calendar to four 13-week operating periods. Previously, the first three quarters of the Company’s fiscal year consisted of 12 weeks each and the fourth quarter consisted of 16 weeks. Revenues for the fourth quarter of 2012 have been recast to reflect a comparable 13-week period.

“We’re pleased with our continued top-line momentum at Joe’s Crab Shack, as the brand has delivered positive comparable sales in 21 of the last 22 quarters. This is all the more impressive given the significant winter weather that negatively impacted sales in a large portion of the country in early December, in addition to the shift of New Year’s Eve out of the quarter. Brick House Tavern + Tap also continued to drive consistent sales growth with its eighth consecutive quarter of comparable sales gains. Both of these brands have performed well in a challenging casual dining environment.” said Ray Blanchette, CEO of Ignite Restaurant Group. “Macaroni Grill’s comparable sales for the quarter were impacted by our decision to not chase unprofitable sales through discounts and promotions as had been done in the fourth quarter of 2012, prior to our acquisition. We believe we are making solid progress with our menu innovation, margin management and brand positioning at Macaroni Grill and remain optimistic about its potential.”

The Company successfully opened four Brick House restaurants in the fourth quarter; one new location, one converted from a Joe’s Crab Shack and two converted from Macaroni Grills. For the year, the Company opened 14 restaurants; nine Joe’s Crab Shacks and five Brick Houses.

The Company will present at the 16th Annual ICR XChange Investor Conference on Tuesday, January 14, 2014 at the Grande Lakes Orlando Resort in Florida. The presentation will begin at 2:00 p.m. Eastern Time and will be webcast live and archived on the Ignite website. To access the presentation, please visit www.igniterestaurants.com under the “Investors” section or directly through ICR XChange website at www.icrxchange.com.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. owns and operates three unique casual dining concepts; Joe’s Crab Shack, Romano’s Macaroni Grill and Brick House Tavern + Tap. Ignite also franchises Romano’s Macaroni Grill in the United States and throughout the U.S. territories and foreign countries. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Examples of forward-looking statements and beliefs in this press release include those related to our planned new restaurant openings and conversions, our vision for the Romano’s Macaroni Grill Concept, and our efforts to demonstrate progress in improving our results of operations during the remainder of the year.

A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements included in this press release, including the risk factors discussed in the Company’s Form 10-K for the year ended December 31, 2012 as supplemented by the risk factors included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 (which can both be found at the SEC’s website www.sec.gov) and each such risk factor is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise. Further, we have not yet completed closing procedures for the fourth quarter of 2013 and the full year 2013, and our independent registered public accounting firm has not yet reviewed or audited the results. Accordingly, these preliminary results are subject to change pending finalization, and actual results could differ materially as we finalize such results.